Exhibit T3B.2.29

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Operating Agreement”) is made and entered into as of 6th day of February, 1998 by and among THRIFTY PAYLESS, INC. (and such other persons who shall be admitted in the future in accordance with the terms hereof and shall have agreed to be bound hereby), being hereinafter sometimes referred to individually as a “Member” and collectively as the “Member.”

ARTICLE I

GENERAL PROVISIONS

Section 1.1     Formation. By execution of this Operating Agreement and upon the filing of the Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware, the Member hereby form NAME RITE MERGER COMPANY, L.L.C., a limited liability company (the “Company”), pursuant to the Delaware Limited Liability Company Act of 1992, as amended from time to time (the “Act”), for the purposes hereinafter set forth. The Company is being formed as a limited liability company managed by its managers (the “Managers”) under the laws of the State of Delaware, upon the terms and conditions hereinafter set forth. The parties intend that the Company shall be taxed as a partnership. Promptly following the execution hereof, the Member shall execute or cause to be executed all necessary certificates and documents, and shall make all such filings and recordings, and shall do all other acts as may be necessary or appropriate from time to time to comply with all requirements for the formation, continued existence and operation of a limited liability company in the State of Delaware. This Operating Agreement is intended to serve as a “limited liability company agreement” as such term is defined in § 18-101(7) of the Act.

Section 1.2    Company Name and Address. The Company shall do business under the name NAME RITE MERGER COMPANY, L.L.C. or such other name as the Managers may determine from time to time. The Managers shall promptly notify the Member of any change of name of the Company. The initial registered agent for the Company shall be Origanizational Services, Inc. The initial registered office of the Company in the State of Delaware shall be 103 Springer Building, 3411 Silverside Road, Wilmington, County of New Castle, Delaware, 19810. The registered office and the registered agent may be changed from time to time by action of the Managers by filing notice of such change with the Secretary of State of the State of Delaware. The Managers will promptly notify the Member of any change of the registered office or registered agent. The Company may also have offices at such other places within or outside of the State of Delaware as the Managers may from time to time determine.

Section 1.3     Term. The Company shall commence operating as of the date the Certificate is filed with the Secretary of the State of Delaware, and, unless earlier terminated or dissolved pursuant to Section 10.1 of this Operating Agreement, the Company shall continue until February 15, 2015 (the “Term”). The Term may be extended by the unanimous consent of the Member for an additional 30-year term.

Section 1.4     Business of the Company. The Company may carry on any lawful business, purpose or activity for which limited liability companies may be organized under the Act. The primary purpose of the Company is to hold intangible assets. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 1.5     Names and Addresses of the Member. The name and address of the Member are set forth in Schedule A.

Section 1.6     Partition. No Member, nor any successor-in-interest to any Member, shall have the right, while this Operating Agreement remains in effect, to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and the Member, on behalf of itself and its successors, representatives and assigns, hereby irrevocably waives any such right.

Section 1.7     Fiscal Year. The fiscal year of the Company shall begin on January 1 and end on December 31 of each calendar year.

Section 1.8     Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member individually shall have any interest in such property. Title to all such property may be held in the name of the Company or a designee, which designee may be a Member or an entity affiliated with a Member.

ARTICLE II

MEETINGS GENERALLY

Section 2.1     Manner of Giving Notice.

(a)            A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any provision of the Act, the Certificate or this Operating Agreement.

(b)           When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the adjournment is for more than 60 days or the Member or the Managers fix a new record date for the adjourned meeting in which event notice shall be given in accordance with Section 2.2 or Section 2.3, as applicable.

Section 2.2     Notice of Meetings of Managers. Notice of every meeting of the Managers shall be given to each Manager by telephone or in writing at least 24 hours (in the case of notice by telephone, telex, TWX or facsimile transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Managers need be specified in a notice of the meeting.

Section 2.3     Notice of Meetings of Members. Written notice of every meeting of the Members shall be given to each Member of record entitled to vote at the meeting at least (1) ten days prior to the day named for a meeting called to consider a merger, consolidation or sale of all or substantially all of the assets of the Company or (2) five days prior to the day named for the meeting in any other case. If the Managers neglect or refuse to give notice of a meeting, the person or persons calling the meeting may do so.

Section 2.4     Waiver of Notice.

(a)           Whenever any written notice is required to be given under the provisions of the Act, the Certificate or this Operating Agreement, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

(b)           Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.5     Exception to Requirement of Notice. Whenever any notice or communication is required to be given to any person under the provisions of the Act or by the Certificate or this Operating Agreement or by the terms of any agreement or other instrument or as a condition precedent to taking any Company action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

Section 2.6     Use of Conference Telephone and Similar Equipment. Any Manager may participate in any meeting of the Managers, and any Member may participate in any meeting of the Members, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

Section 2.7     Consent in Lieu of Meeting.

(a)           Any action required or permitted to be taken at a meeting of the Managers or the Members may be taken without a meeting if, prior or subsequent to the action, written consents describing the action to be taken are signed by each Manager or Member, respectively, entitled to vote thereon.

(b)           Any action required or permitted to be taken at a meeting of the Managers or Members may be taken without a meeting if, prior or subsequent to the action, written consents describing the action to be taken are signed by the minimum number of Managers or Members that would be necessary to authorize the action at a meeting at which all Managers or Members entitled to vote thereon were present and voting. The consents shall be filed with the Managers. Prompt notice of the taking of the Company action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

Section 2.8     Organization. At every meeting of the Members or Managers, the chairman, if there be one, or, in the case of vacancy in office or absence of the chairman, one of the following officers, if there be any, present in the order stated: the vice chairman, the president, the vice presidents in their order of rank and seniority, or a person chosen by vote of the Members or Managers present, shall act as chairman of the meeting. The secretary, if there be one, or, in the absence of the secretary, an assistant secretary, if there be one, or, in the absence of both the secretary and assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

ARTICLE III

MANAGEMENT

Section 3.1     Management of the Company Generally. The business and affairs of the Company shall be managed by its Managers. Unless authorized to do so by this Operating Agreement or by the Managers of the Company, no attorney-in-fact, employee, officer or agent of the Company other than the Managers shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been expressly authorized by the Managers to act as an agent of the Company. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provision of the Act, the Managers shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 3.2     Designation of Managers.

(a)           A person may be named or designated as a Manager of the Company by amendment of this Operating Agreement or by vote or consent of the Members.

(b)           A Manager may make contributions to the Company and share in the profits and losses of, and in distributions from, the Company as a Member. A person who is both a Manager and a Member has the rights and powers, and is subject to the restrictions and liabilities, of a Manager and, except as provided in this Operating Agreement, also has the rights and powers, and is subject to the restrictions and liabilities, of a Member to the extent of his or her participation in the Company as a Member.

Section 3.3     Qualifications. Each Manager of the Company shall be a natural person of full age who need not be a resident of the State of Delaware.

Section 3.4     Number, Selection and Term of Office.

(a)           There shall be no less than one Manager, nor more than five (5), as may be determined from time to time by the Members. Initially, there shall be three (3) Managers.

(b)           Each Member shall designate that number of Managers determined by multiplying the total number of Managers by that Member’s Percentage Interest in the Company and rounding to the nearest whole number. If such calculation shall result in a greater number of Managers than the total to be designated, the Members shall determine a proper readjustment. Initially, Member shall designate all Managers (if any).

(c)           Each Manager shall hold office until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 3.5     Managers Meetings. Meetings of the Managers shall be held at such time and place within or without the State of Delaware as shall be designated from time to time by resolution of the Managers.

Section 3.6     Quorum. A majority of the Managers in office of the Company shall be necessary to constitute a quorum for the transaction of business and the acts of a majority of the Managers present and voting at a meeting at which a quorum is present shall be the acts of the Managers.

Section 3.7     Manner of Acting. Whenever any Company action is to be taken by a vote of the Managers of the Company, it shall be authorized upon receiving the affirmative vote of a majority of the Managers.

Section 3.8     Authority and Certain Powers of Managers. Without limiting the generality of Section 3.1 above, the Managers shall have power and authority, on behalf of the Company:

(a)           To do and perform all acts as may be necessary or appropriate to the conduct of the Company’s business;

(b)           To purchase, hold, sell, exchange, transfer and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to real and personal property, whether tangible or intangible, held by the Company;

(c)           To purchase liability and other insurance to protect the Company’s property and business;

(d)           To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

(e)           To employ accountants, legal counsel, managing agents, or other experts or consultants to perform services for the Company and to compensate them from Company funds; and

(f)            To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Managers may approve.

Section 3.9     Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon a certificate of the Managers to the effect that they are then acting as the Managers and upon the power of the Managers as herein set forth. Persons dealing with the Company shall be entitled to rely on a certificate of any officer of the Company as conclusive evidence of the incumbency of any officer of the Company and its authority to take action on behalf of the Company and shall be entitled to rely on a copy of any resolution or other action taken by the Managers, certified by any officer of the Company, as conclusive evidence of such action and of the authority of the officer referred to in such resolution or other action to bind the Company to the extent set forth therein.

Section 3.10   Approval of Certain Matters by the Members. Notwithstanding any provision of this Operating Agreement to the contrary, the following matters require approval of holders of 75% of the aggregate Percentage Interests then held by Members:

(a)           Merger or consolidation of the Company with any other entity,

(b)           Sale of all or substantially all of the assets of the Company;

(c)           Division or conversion of the Company;

(d)           Payment of compensation to any Manager for acting in such capacity; or

(e)           The admission of additional Members to the Company.

Section 3.11   Liability for Certain Acts. The Managers shall perform their managerial duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care and business judgment as an ordinarily prudent person in a like position would use under similar circumstances, including the reliance in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Managers, Members, officers, employees or committees of the Company or by any other person, as to matters the Managers reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The Managers do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Managers who so perform the duties of the Managers shall not be personally liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless (i) the Manager has breached or failed to perform the duties of its position under the Act, the Certificate or this Operating Agreement and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness by the Manager. Nothing in this paragraph shall apply to the liability of a Manager pursuant to any criminal statute, or for the payment of taxes pursuant to federal, state or local law.

Section 3.12   Reliance on Reports and Information by Member or Manager. A Member or Manager of the Company shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, officers, employees or committees of the Company, or by any other person, as to matters the Member or Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 3.13   Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers, or any of them or any officer of the Company designated by the Managers, as may be determined from time to time by the Managers, shall be the sole signatory or signatories thereon, unless the Managers determine otherwise.

Section 3.14   Resignation. A Manager of the Company may resign at any time by giving written notice to the Company. The resignation of a Manager shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

Section 3.15   Removal. Any individual Manager may be removed from office at any time, without assigning any cause, by the Member who designated such Manager. The removal of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

Section 3.16   Vacancies. Any vacancy with respect to a Manager occurring for any reason may be filled by the Member who designated the Manager who vacated his or her position.

Section 3.17   Compensation. Without the approval of the Members, the Managers will not be entitled to compensation for their services as Managers. The Company shall, however, reimburse the Managers for their reasonable expenses incurred in connection with their services to the Company.

ARTICLE IV

MEMBERS

Section 4.1     Admission of Members.

(a)           A person acquiring an interest in the Company in connection with its formation is admitted as a Member of the Company upon the later to occur of the formation of the Company or when the admission of the person is reflected in the records of the Company.

(b)           After the formation of the Company, a person acquiring an interest in the Company from the Company, is admitted as a Member upon the satisfaction of all requirements in Section 8.1 and Section 8.2.

Section 4.2     Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member.

Section 4.3     Place of Meeting. The Managers or Members calling a meeting pursuant to Section 4.2 may designate any place as the place for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

Section 4.4     Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution or relating to such other purpose is adopted, as the case may be, shall be the record date for the determination of Members. Only Members of record on the date fixed shall be so entitled notwithstanding any permitted transfer of a Member’s Membership Interest after any record date fixed as provided in this Section. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, the determination shall apply to any adjournment of the meeting.

Section 4.5    Quorum. A meeting of Members of the Company duly called shall not be organized for the transaction of business unless a quorum is present. The presence of Members who own a majority of the Percentage Interests then held by Members represented in person or by proxy shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting, Members who own a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Members whose absence would cause less than a quorum.

Section 4.6     Manner of Acting. Except as otherwise provided in the Act or the Certificate or this Operating Agreement, whenever any Company action is to be taken by vote of the Members of the Company, it shall be authorized upon receiving the affirmative vote of Members entitled to vote who own a majority of the Percentage Interests then held by Members.

Section 4.7     Voting Rights of Members. Unless otherwise provided in the Certificate, every Member of the Company shall be entitled to a percentage of the total votes equal to that Member’s then current Percentage Interest.

Section 4.8     Proxies.

(a)           At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

(b)           Where two or more proxies of a Member are present, the Company shall, unless otherwise expressly provided in the proxy, accept as the vote of the Member represented thereby, the vote cast by a majority of them, and, if a majority of the proxies cannot agree whether to vote or upon the manner of voting, the voting shall be divided equally among those persons.

(c)           A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the Company. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the Company.

Section 4.9     Relationship of Members. Except as otherwise expressly and specifically provided in or as authorized pursuant to the Certificate or this Operating Agreement, (a) in the event that any Member (or any of such Member’s shareholders, partners, members, owners, or Affiliates (collectively, the “Liable Member”)) has incurred any indebtedness or obligation prior to the date of this Agreement that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to this Operating Agreement or a written instrument signed by all Members; (b) neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation that is incurred after the date of this Agreement by any Liable Member, and in the event that a Liable Member, whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor any of the other Members is to have any responsibility or liability for, the Liable Member shall indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof; (c) nothing contained herein shall render any Member personally liable for any debts, obligations or liabilities incurred by the other Members or the Company whether arising in contract, tort or otherwise or for the acts or omissions of any other Member, Manager, agent or employee of the Company; (d) no Member shall be constituted an agent of the other Members or the Company; (e) nothing contained herein shall create any interest on the part of any Member in the business or other assets of the other Members; (f) nothing contained herein shall be deemed to restrict or limit in any way the carrying on of separate businesses or activities by any Member now or in the future, even if such businesses or activities are competitive with the Company; and (g) no Member shall have any authority to act for, or to assume any obligation on behalf of, the other Members or the Company.

Section 4.10   Business Transactions of Member or Manager with the Company. A Member or Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect to any such matter as a person who is not a Member or Manager.

Section 4.11   Interested Transactions.

(a)           General Rule. A contract or transaction between the Company and one or more of its Members, Managers or officers or between the Company and another limited liability company, corporation, partnership, joint venture, trust or other enterprise in which one or more of its Members, Managers or officers are members, managers or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Member, Manager or officer is present at or participates in the meeting of the Members or Managers that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

(1)            the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Managers, and the Managers authorize the contract or transaction by the affirmative votes of a majority of the disinterested Managers even though the disinterested Managers are less than a quorum;

(2)            the material facts as to its relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those Members; or

(3)            the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Managers or the Members.

(b)           Quorum. Common or interested Members or Managers may be counted in determining the presence of a quorum at a meeting of the Members or the Managers which authorizes a contract or transaction specified in subsection (a).

ARTICLE V

OFFICERS

Section 5.1     Officers Generally.

(b)           Number, Qualifications and Designation. The officers of the Company shall be a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 5.3. Officers may but need not be Managers or Members of the Company. The president and secretary shall be natural persons of full age. The treasurer may be a corporation, but if a natural person, shall be of full age. The Managers may elect from among the Managers a chairman and a vice chairman who shall be officers of the Company. Any number of offices may be held by the same person.

(c)           Bonding. The Company may secure the fidelity of any or all of its officers by bond or otherwise.

(d)           Standard of Care. Officers of the Company shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to Managers of the Company.

Section 5.2     Election, Term of Office and Resignations.

(e)           Election and Term of Office. The officers of the Company, except those elected by delegated authority pursuant to Section 5.3, shall be elected by the Managers, and each such officer shall hold office until a successor has been selected and qualified or until its earlier death, resignation or removal.

(f)            Resignations. Any officer may resign at any time upon written notice to the Company. The resignation shall be effective upon receipt thereof by the Company or at such subsequent time as may be specified in the notice of resignation.

Section 5.3     Subordinate Officers, Committees and Agents. The Managers may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the Company may require, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Operating Agreement, or as the Managers may from time to time determine. The Managers may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 5.4     Removal of Officers and Agents. Any officer or agent of the Company may be removed by the Managers with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 5.5    Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause may be filled by the Managers or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.3, as the case may be.

Section 5.6     Authority.

(g)           General Rule. All officers of the Company, as between themselves and the Company, shall have such authority and perform such duties in the management of the Company as may be provided by or pursuant to resolutions or orders of the Managers or, in the absence of controlling provisions in the resolutions or orders of the Managers, as may be determined by or pursuant to this Operating Agreement.

(h)           Chief Executive Officer. The chairman or the president, as designated from time to time by the Managers, shall be the chief executive officer of the Company; otherwise the president shall be the chief executive officer of the Company.

Section 5.7     The Chairman and Vice Chairman. The chairman or, in the absence of the chairman, the vice chairman, shall preside at all meetings of the Members and of the Managers, and shall perform such other duties as may from time to time be requested by the Managers.

Section 5.8     The President. The president shall have general supervision over the business and operations of the Company, subject, however, to the control of the Members or the Managers and, if the chairman is the chief executive officer of the Company, the chairman. The president shall sign, execute, and acknowledge, in the name of the Company, deeds, mortgages, bonds, contracts or other instruments, authorized by the Managers, except in cases where the signing and execution thereof shall be expressly delegated by the Managers, or by this Operating Agreement, to some other officer or agent of the Company; and, in general, shall perform all duties incident to the office of president and such other duties as from time to time may be assigned by the Managers and, if the chairman is the chief executive officer of the Company, the chairman.

Section 5.9     The Vice Presidents. The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the Managers or the president.

Section 5.10  The Secretary. The secretary or an assistant secretary shall attend all meetings of the Members and of the Managers and all committees thereof and shall record all the votes of the Members and of the Managers and the minutes of the meetings of the Members and of the Managers and of committees of the Managers in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Company as required by law; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the Members, the Managers or the president.

Section 5.11  The Treasurer. The treasurer or an assistant treasurer shall have or provide for the custody of the funds or other property of the Company; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Company; shall deposit all funds in its custody as treasurer in such banks or other places of deposit as the Managers may from time to time designate; shall, whenever so required by the Members or the Managers, render an account showing all transactions as treasurer, and the financial condition of the Company; and, in general, shall discharge such other duties as may from time to time be assigned by the Managers or the president.

Section 5.12   Salaries. The salaries of the officers elected by the Managers shall be fixed from time to time by the Managers or by such officer as may be designated by resolution of the Managers. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.3. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a Manager of the Company.

ARTICLE VI

INDEMNIFICATION

Section 6.1     Indemnification by the Company.

(a)           The Company shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(1)            where such indemnification is expressly prohibited by applicable law;

(2)           where the conduct of the indemnified representative has been finally determined:

(i)     to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(ii)    to be based upon or attributable to the receipt by the indemnified representative from the Company of a personal benefit to which the indemnified representative is not legally entitled; or

(3)           to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

(b)           If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the Company shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c)           The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(d)           Definitions. For purposes of this Article:

(1)           “indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a Member, Manager, officer, employee or agent of the Company, or, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(2)           “indemnified representative” means any and all Members, Managers and officers of the Company and any other person designated as an indemnified representative by the Members or Managers of the Company (which may, but need not, include any person serving at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(3)           “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements); and

“proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members or security holders or otherwise.

(e)           To the extent that an indemnified representative of the Company has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Section 6.2     Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article, the Company shall not indemnify under this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the unanimous vote of the Members or Managers in office. This Section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article.

Section 6.3     Advancing Expenses. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 5.1 or the initiation of or participation in which is authorized pursuant to Section 5.2 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Article. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of such advance.

Section 6.4     Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Article or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Members or Managers shall deem appropriate. Absent fraud, the determination of the Members or Managers with respect to such amounts, costs, terms and conditions shall be conclusive against all Members, security holders, officers and Managers and shall not be subject to voidability.

Section 6.5     Payment of Indemnification. An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Company. The indemnification pursuant to this Article shall be made only from the assets of the Company and no Member shall be personally liable therefor.

Section 6.6     Contribution. If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article or otherwise.

Section 6.7     Contract Rights; Amendment or Repeal. All rights under this Article shall be deemed a contract between the Company and the indemnified representative pursuant to which the Company and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 6.8     Scope of Article. The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of disinterested Members or disinterested Managers or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

Section 6.9    Reliance on Provisions. Each person who shall act as an indemnified representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Article.

ARTICLE VII

CAPITAL ACCOUNTS

Section 7.1     Definitions. For the purposes of this Operating Agreement, unless the context otherwise requires:

(a)           “Adjusted Capital Account” shall mean, for any Member, its Capital Account balance maintained and adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           “Capital Account” shall mean, with respect to a Member, such Member’s capital account established and maintained in accordance with the provisions of Section 6.5.

(c)           “Capital Contribution” means any contribution to the capital of the Company in cash, property or expertise by a Member whenever made. A loan by a Member of the Company shall not be considered a Capital Contribution.

(d)           “COD Income” shall mean income realized by the Company on the cancellation of recourse indebtedness under federal income tax principles whether or not the income is excluded from taxable income under IRC Section 108 or under common law principles of federal income taxation. For this purpose, indebtedness is recourse if it is treated as recourse for purposes of the Treasury Regulation under IRC Section 704(b).

(e)           “IRC” shall mean the Internal Revenue Code of 1986, as amended.

(f)            “Membership Interest” means a Member’s interest in the Company.

(g)           “Minimum Gain” has the meaning specified in Treasury Regulation Section 1.704-2(d). “Member Minimum Gain” means partner nonrecourse debt minimum gain as set forth in Treasury Regulation Section 1.704-2(i)(2).

(h)           “Percentage Interest” means, with respect to any Member, the Percentage Interest set forth opposite such Member’s name on Schedule A attached hereto, as amended from time to time to reflect transfers of Membership Interests in accordance with this Operating Agreement.

(i)            “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with IRC §703(a). For the purpose of this definition, all items of income, gain, loss or deduction required to be stated separately pursuant to IRC §703(a)(1) shall be included in taxable income or loss with the following adjustments:

(1)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

(2)           Any expenditures of the Company described in IRC §705(a)(2)(B) or treated as IRC §705(a)(2)(B) expenditures pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss.

(j)            “Treasury Regulations” include proposed, temporary and final regulations promulgated under the IRC in effect as of the date of this Operating Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Section 6.1     Determination of Tax Book Value of Company Assets.

(a)            Except as set forth below, the “Tax Book Value” of any Company asset is its adjusted basis for federal income tax purposes.

(b)           The initial Tax Book Value of any assets contributed by a Member to the Company shall be the agreed fair market value of such assets, increased by the amount of liabilities of the contributing Member assumed by the Company in connection with the contribution of such assets plus the amount of any other liabilities to which such assets are subject.

(c)           The Tax Book Values of all Company assets may be adjusted by the Managers to equal their respective gross fair market values as of the following times: (i) the admission of an additional Member to the Company or the acquisition by an existing Member of an additional Membership Interest; (ii) the distribution by the Company of money or property to a withdrawing, retiring or continuing Member in consideration for the retirement of all or a portion of such Member’s Membership Interest; and (iii) the termination of the Company for Federal income tax purposes pursuant to section 708(b)(1)(B) of the IRC.

Section 6.2     Capital Contributions.

(a)            The initial capital contributions to be made by the Members shall be contributed in cash, property, services rendered, as a credit for expenses incurred by such Member for the benefit of the Company or a promissory note or other obligation to contribute cash or property or perform services. The initial capital contribution of each Member is set forth on Schedule A.

(b)           No Member shall be obligated to make any capital contributions to the Company in excess of its initial capital contribution.

Section 6.3     Liability for Contribution.

(a)            A Member of the Company is obligated to the Company to perform any promise to contribute cash or property or to perform services, even if the Member is unable to perform because of death, disability or any other reason. If a Member does not make the required contribution of property or services, the Member is obligated at the option of the Company to contribute cash equal to that portion of the agreed value (as stated in the records of the Company) of the contribution that has not been made. The foregoing option shall be in addition to, and not in lieu of, any other rights, including the right to specific performance, that the Company may have against such Member under applicable law.

(b)           The obligation of a Member of the Company to make a contribution or return money or other property paid or distributed in violation of the Act may be compromised only by consent of all the Members. Notwithstanding the compromise, a creditor of the Company who extends credit, after entering into this Operating Agreement or an amendment hereof which, in either case, reflects the obligation, and before the amendment hereof to reflect the compromise, may enforce the original obligation to the extent that, in extending credit, the creditor reasonably relied on the obligation of a Member to make a contribution or return. A conditional obligation of a Member to make a contribution or return money or other property to the Company may not be enforced unless the conditions of the obligation have been satisfied or waived as to or by such Member. Conditional obligations include contributions payable upon a discretionary call of the Company prior to the time the call occurs.

Section 6.4     Capital Accounts. A separate Capital Account will be maintained for each Member. The initial Capital Accounts shall consist solely of the initial capital contributed by the Members pursuant to Section 6.3. Notwithstanding any other provision hereof, the Company shall determine and adjust the Capital Accounts in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in the Member’s Capital Account.

Section 6.5     No Interest on or Return of Capital. No Member shall be entitled to interest on any Capital Contribution or Capital Account. No Member shall have the right to demand or receive the return of all or any part of any Capital Contribution or Capital Account except as may be expressly provided herein, and no Member shall be personally liable for the return of the Capital Contributions of any other Member.

Section 6.6     Percentage Interest. The Percentage Interests of the Members are as set forth on Schedule A. The Percentage Interests shall be updated by the Managers to reflect any transfers of Membership Interests, set forth on a revised Schedule A and filed with the records of the Company. The sum of the Percentage Interests for all Members shall equal 100 percent.

Section 6.7     Allocations of Profits and Losses Generally. After the allocations in Section 6.9, at the end of each year (or shorter period if necessary or longer period if agreed by all of the Partners), Profits and Losses shall be allocated as follows:

(a)           Profits in Excess of Losses. Profits in excess of Losses shall be allocated to the Members in proportion to their respective Percentage Interests.

(b)           Losses in Excess of Profits. Losses in excess of Profits shall be allocated: (i) first, to the Members in proportion to their respective Percentage Interests until the Adjusted Capital Account of any Member is reduced to zero, (ii) second, to the Members in proportion to their respective Adjusted Capital Accounts until the Adjusted Capital Account of each Member is reduced to zero, (iii) then, to the Members in the same proportion as their respective Percentage Interests.

Section 6.8     Allocations Under Regulations.

(a)           Company Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(c)) to “partnership nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in the same proportion as their respective Percentage Interests.

(b)           Member Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(i)(2)) to “partner nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation Section 1.704- 2(i)(1), to the Member who bears the economic risk of loss with respect to the debt to which the Loss is attributable.

(c)           COD Income. COD Income shall be allocated among the Members in proportion to the deemed distribution each is deemed to receive pursuant to IRC Section 752(b) with respect to the cancelled debt.

(d)           Minimum Gain Chargeback. If, in any year there is a net decrease in Minimum Gain (other than a decrease attributable to a “book up” in the Tax Book Value of the Company’s assets, a decrease offset by an increase in Member Minimum Gain or any other decrease for which a minimum gain chargeback is not required under Treasury Regulation Section 1.704-2(f)), then each Member will be allocated Profits equal to that Member’s share of the net decrease in minimum gain for the year, as determined by Treasury Regulation Section 1.704-2(g)(2). The items of Profits to be allocated under this section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there are insufficient Profits for the year to fully chargeback each Member’s share of the decrease in Minimum Gain, then the chargeback for the year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Minimum Gain in the following year. This subsection is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(e)           Member Minimum Gain Chargeback. If, in any year there is a net decrease in Member Minimum Gain (other than a decrease attributable to a “book up” in the Tax Book Value of the Company’s assets, a decrease offset by an increase in Minimum Gain or any other decrease for which a Member Minimum Gain chargeback is not required under Treasury Regulation Section 1.704-2(i)(4)), then, after the allocation set forth above in Section 6.9(d), each Member will be allocated Profits equal to that Member’s share of the net decrease in Member Minimum Gain for the year, as determined by Treasury Regulation Section 1.704-2(i)(3). The items of Profits to be allocated under this section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Profits for the year to fully chargeback each Member’s share of the decrease in Member Minimum Gain, then the chargeback for the year shall be in proportion to each Member’s share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Member Minimum Gain in the following year. This subsection is intended to comply with the requirement of Treasury Regulation Section 1.704-2(i)(4) that there be a chargeback of partner nonrecourse debt minimum gain and shall be interpreted consistently therewith.

(f)            Qualified Income Offset. In the event any Member received any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that was not reasonably expected at the end of the preceding year and that causes, or increases, a deficit in the Member’s Capital Account, Profits (composed of a pro rata portion of each element remaining after the allocations in earlier subsections of this section) shall be allocated to that Member in an amount and manner sufficient to eliminate any portion of the deficit balance in the Member’s Capital Account that is attributable to the adjustment, allocation, or distribution referred to above. If there are insufficient Profits in any year to make the allocation called for under this subsection, then the shortfall shall be carried over to subsequent years and will be treated as items to be offset in those years. Allocations under this subsection will only be made to the extent that a Member has a deficit in its Capital Account after all other allocations provided in Article 6 have been tentatively made as if this subsection were not in the Agreement. For purposes of this subsection, a Member’s Capital Account balance shall be increased by (i) its share of Minimum Gain, (ii) its share of Member Minimum Gain, (iii) the amount, if any, by which its deficit Capital Account balance exceeds the sum of (i) and (ii) and which the Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) and decreased by (iv) the amount of expected distributions in the next year from the current year’s earnings and (v) to the extent not previously taken into account, the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Section 6.9     Other Allocations.

(a)           Allocations when Tax Book Value Differs from Tax Basis. When the Tax Book Value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets (“Section 704(c) Assets”) shall be allocated among the Members to take this difference into account in accordance with the principles of IRC Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under IRC Section 704(b). Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between Tax Book Value and adjusted tax basis of the Section 704(c) Assets shall be made on an asset-by-asset basis without curative or remedial allocations to overcome the “ceiling rule” of Treasury Regulation Section I.704-1(c)(2) and Treasury Regulation Section 1.704-3(b)(1).

(b)           Change in Member’s Interest.

(1)            If during any fiscal year of the Company there is a change in any Member’s Membership Interest, then for purposes of complying with IRC Section 706(d), the determination of Company items allocable to any period shall be made by using any method permissible under IRC Section 706(d) and the Regulations thereunder as may be determined by the Managers.

(2)            The Members agree to be bound by the provisions of this Section 6.9(b) in reporting their shares of Company income, gain, loss, and deduction for tax purposes.

(c)           Allocations on Liquidation. Notwithstanding any other provision of this Article 6 to the contrary, in the taxable year in which there is a liquidation of the Company, after the allocations in Sections 6.8 and 6.9, the Capital Accounts of the Members will, to the extent possible, be brought to the amount of the liquidating distributions to be made to them under Section 9.5 by allocations of items of Income and Loss and, if necessary, by guaranteed payments (within the meaning of Code Section 707(c)) credited to the Capital Account of a Member whose Capital Account is less than the amount to be distributed to it and debited from the Capital Account of the Member whose Capital Account is greater than the amount to be distributed to it.

Section 6.10           Limitations Upon Liability of Members. Except as otherwise expressly and specifically provided in or required by the Certificate or this Operating Agreement, the personal liability of each Member to the Company, to the other Members, to the creditors of the Company or any third party for the losses, debts or liabilities of the Company shall be limited to the amount of its Capital Contribution which has not theretofore been returned to it as a distribution (including a distribution upon liquidation). For purposes of the foregoing sentence, distributions to a Member shall first be deemed a return of its Capital Contribution. No Member shall at any time be liable or held accountable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any negative balance in its Capital Account.